Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME                                        STATE OF INCORPORATION

Albert's Organics, Inc.                          California
Mother Earth, Inc.                               Georgia
Mountain People's Warehouse Inc.                 California
Natural Retail Group, Inc.                       Delaware
Nature's Finest, Inc.                            Florida
Nutrasource, Inc.                                Washington
Rainbow Natural Foods, Inc.                      Colorado
Stow Mills, Inc.                                 Vermont
The Health Hut, Inc.                             New York
United Natural Foods Pennsylvania, Inc           Pennsylvania
United Natural Transportation Co.                Delaware
United Natural Trading, Inc Co.                  Delaware
d/b/a Hershey Import Co.